Exhibit 99.8

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Imperial Metals Corporation on Form F-7 of our report dated March 30, 2017 related to the financial statements of Imperial Metals Corporation as at and for the years ended December 31, 2016 and 2015 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to Imperial Metals Corporations ability to continue as a going concern), appearing in the Rights Offering Circular, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
November 21, 2017